Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — ERNST & YOUNG LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and Related Prospectus of Eldorado Resorts, Inc. and to the incorporation by reference therein of our reports dated March 16, 2015, with respect to the consolidated financial statements of Eldorado Resorts, Inc., and the effectiveness of internal control over financial reporting of Eldorado Resorts, Inc., included in its Annual Report (Form 10-K) for the year December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

January 13, 2016